EXHIBIT 99.1

 Express Scripts Reports Ninth Consecutive Year of Record Cash From Operations;
         2000 Diluted EPS up 36 Percent, Excluding Non-Recurring Items

     ST. LOUIS, February 7, 2001--Express Scripts, Inc. (NASD: ESRX) announced fourth quarter net income of $26.0 million, or 66 cents per diluted share, and 2000 net income of $94.1 million, or $2.41 per diluted share, excluding non-recurring charges discussed below. This compares with fourth quarter 1999 net income of $19.6 million, or 50 cents per diluted share, and 1999 net income of $67.3 million, or $1.77 per diluted share, excluding the effect of temporary debt and non-recurring items discussed below.

     Reported net income was $19.7 million, or 50 cents per diluted share for the fourth quarter of 2000, and a loss of $9.1 million, or 24 cents per share for 2000. This compares to reported net income of $119.3 million, or $3.03 per diluted share for the fourth quarter of 1999 and $150.2 million, or $4.06 per diluted share for 1999.

     Cash earnings per diluted share, which excludes non-recurring items and goodwill amortization, was $3.06 in 2000 compared to $2.32 last year. Since going public in 1992, Express Scripts has achieved a 42 percent annual compound growth rate in cash earnings per diluted share.

     Express Scripts generated $245.9 million of cash flow from operations in 2000 compared to $214.1 million for 1999. As a result of the company's strong cash flow and capital management, $240 million of debt was repaid in 2000. The company's ratio of debt to total capital has declined to 36 percent at December 31, 2000 from 48 percent at December 31, 1999. In addition, during the first half of 2000, the company repurchased 790,000 shares of its common stock for $30 million. For the fourth quarter of 2000, Express Scripts generated $88.7 million of cash flow from operations and prepaid $30 million of debt.

     The company serves approximately 43.5 million members as of January 1, 2001. Express Scripts' membership at January 1, 2001 has grown 13 percent over the 38.5 million members at January 1, 2000. The January 1, 2000 membership number excludes 9.5 million members served under the United HealthCare (UHC) contract, which expired in 2000.

     Express Scripts experienced consistent growth in its mail pharmacies in 2000 resulting in a 43 percent increase in mail prescriptions over 1999. This growth reflects cross selling of mail services to existing clients as well as growth from new clients. Mail pharmacy services result in improved formulary compliance and generic substitution, helping Express Scripts'clients manage their drug trend more effectively.

     "By every measure, we have completed one of our most successful years," stated Barrett Toan, chairman and chief executive officer. "Our growth in membership, success in cross-selling expanded services, capital management, and execution of our strategic business plan have resulted in the generation of a record level of cash from operations. Express Scripts has a proven track record, and I believe we are well positioned for sustainable growth in the future."

     Based upon growth in new members and utilization, continued cross-selling of additional services, development of new products, increased productivity and capital structure improvements, the company believes it can achieve earnings growth in 2001 of 25 percent to 30 percent over the $2.41 per diluted share earned in 2000, excluding non-recurring items.

Membership and Claims Growth

     "In addition to the 900,000 State of Georgia Medicaid members added on October 1, 2000, we successfully added 500,000 State of Georgia and state university employees on January 1, 2001," stated Toan. "We are seeing more interest at the Federal and State level in exploring what PBM's can do to reduce cost and manage utilization for the uninsured, the Medicare retiree population without drug coverage, and the State Medicaid beneficiaries - groups that, by our estimate, total between 70 million and 100 million Americans."

     In addition to the strong membership growth in the fourth quarter and for January 1, 2001, Express Scripts cross-sold expanded services to be provided to approximately 2.5 million members, contributing to the growth in mail pharmacy utilization, pharmacy network management and advanced formulary management. Since the DPS acquisition in 1999, the company has cross-sold additional services to be provided to approximately 11 million members.

     Mail pharmacy prescriptions increased to 4.0 million during the fourth quarter of 2000, a 28 percent increase compared with the fourth quarter of 1999. Network pharmacy claims processed in the fourth quarter of 2000, excluding UHC, were 66.5 million, a 5 percent increase over the same period last year. Both network and mail services were positively impacted in the fourth quarter of 1999 as a result of year-end buying motivated by members' concern over potential Y2K problems. For 2000, network claims processed, excluding UHC, were 241.8 million, a 14 percent increase over last year.

Strong Operating Results

     In the fourth quarter of 2000, revenues were $1.9 billion, a 47 percent increase over $1.3 billion in the same period of 1999. The year-to-year increase is due primarily to the conversion of historical Express Scripts and DPS clients to the company's retail pharmacy networks, higher utilization and drug costs, and new membership. The reduction in UHC lives from last year's fourth quarter did not significantly impact revenues as UHC revenues were recorded on the net basis, and included administrative fees, but not drug ingredient costs. However, gross profit and selling, general and administrative (SG&A) were impacted by the reduction in UHC lives. Gross profit for the quarter was $137.0 million, an increase of 2 percent over the $134.5 million reported last year. SG&A expenses for the quarter, including depreciation and amortization, were $86.0 million, a 1 percent decrease from the $87.1 million reported for the comparable period of 1999. For the year, revenues grew 58 percent to $6.8 billion reflecting the conversion of historical Express Scripts and DPS clients to the company's retail pharmacy networks, higher utilization and drug costs, and new membership.

     The company recorded one-time non-cash charges in the fourth quarter and full year 2000 to write off its investment in PlanetRx.com, Inc. (PlanetRx). A one-time non-cash gain was recorded in the fourth quarter and full year 1999 reflecting the sale of assets of YourPharmacy.com, Inc. in exchange for the ownership interest in PlanetRx. In conjunction with the sale of these assets, a stock compensation charge was recorded. Also, earnings excluding one-time items for 1999 assume that the company's 1999 equity and debt offerings occurred on April 1, 1999, and exclude financing costs on the temporary debt associated with the acquisition of DPS. For a complete listing of one-time items and a reconciliation of reported earnings to earnings excluding one-time items, see Table 2 in the supporting financial schedules.

     The company previously announced that it anticipated that its cash flow from operations would be temporarily reduced in the fourth quarter of 2000 and first quarter of 2001 due to the termination of the UHC contract in the third quarter. The company anticipates that this reduction will occur in the first quarter of 2001.

Drug Trends

     Outpatient pharmaceutical spending continues to increase at a rapid pace. Preliminary Express Scripts' estimates indicate that per member per year average wholesale price (AWP) drug spend grew between 15 percent and 16 percent in 2000 compared to 1999. Express Scripts will continue to invest in research to develop innovative new programs to provide value to its clients in helping them to manage the expected increase in pharmaceutical spending.

Non-PBM Revenues Continue Strong Growth

     Non-PBM revenues for 2000 were $88.0 million, a 34 percent increase over 1999, due primarily to the strong growth in the company's Specialty Distribution Services division. Drugs are chosen for specialty distribution because they are very expensive, injectable, temperature sensitive, or require alternate site administration or on-going counseling. Express Scripts has strong manufacturer and payor relationships and proven clinical management skills, which are important attributes in this area. Express Scripts expects to build on its successes to date in growing this segment of its non-PBM business.

Secondary Common Stock Offering Completed; Board Restructured

     In November 2000, Express Scripts completed a secondary public offering of Class A Common Stock owned by NYLIFE, L.L.C. ("NYLIFE"), a subsidiary of New York Life Insurance Company. A total of 6.9 million shares were sold at $69 per share. Concurrently, a closed-end investment company, known as the Express Scripts Automatic Exchange Security Trust (the "Trust"), completed a primary public offering and sold 3.45 million Trust securities that may be converted at the option of NYLIFE into an equal number of shares of Express Scripts Class A Common Stock owned by NYLIFE at maturity. Express Scripts is not affiliated with the Trust and did not receive any proceeds from either of these offerings.

     As a result of these offerings, NYLIFE no longer holds a majority of the voting power of the company's stock, a position it has held since Express Scripts' initial public offering in 1992. The Board of Directors elected Barrett Toan to the position of chairman of the board, in addition to his current roles of president and CEO. NYLIFE's representation on the board was reduced from eight seats to two, and the Board is seeking additional outside representation as replacements.

Express Scripts Included in Forbes 400 Platinum List

     For the second year in a row, Express Scripts was included in the Forbes Platinum 400 List. This list includes companies that are "the 400 best big companies in America that offer the best mix of growth and profitability, but also something more: an ability to adapt, innovate and pinch pennies." The company registered the second highest return on total capital of any company included in the Business Services category, averaging 29 percent over the last five years.

     "Being recognized by Forbes Magazine again is very satisfying and confirms that we have been very successful in implementing our strategic business plans," stated Toan. "Our focus remains on providing outstanding service to our clients and members, and developing new programs, services and advanced strategies."

     Express Scripts,  Inc. is one of the largest  pharmacy  benefit  management
(PBM) companies in North America. Through facilities in seven states and Canada, the company serves thousands of client groups, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

     Express Scripts provides integrated PBM services, including network pharmacy claims processing, mail pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services (which include development of data warehouses to combine medical claims and prescription drug claims, disease management support services and outcome assessments through the company's Health Management Services division and Practice Patterns Science, Inc. subsidiary), and informed decision counseling services through its Express Health Line SM division. The company also provides non-PBM services, including infusion therapy services through its Express Scripts Infusion Services subsidiary and distribution services for specialty pharmaceuticals through its Specialty Distribution subsidiary. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

     This press release contains forward-looking statements, including, but not limited to, statements related to the company's plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
(i) risks associated with our ability to maintain internal growth rates, or to control operating or capital costs; (ii) continued pressure on margins resulting from client demands for enhanced service offerings and higher service levels;
(iii) competition, including price competition, and our ability to consummate contract negotiations with prospective clients; (iv) adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations, such as privacy regulations under the Health Insurance Portability and Accountability Act (HIPAA)), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations; (v) the possible termination of contracts with key clients or providers; (vi) the possible loss of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers; (vii) adverse results in litigation; (viii) risks associated with our leverage and debt service obligations; (ix) risks associated with our ability to continue to develop new products, services and delivery channels; (x) developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs; (xi) competition from new competitors offering services that may in whole or in part replace services that the company now provides to its customers; and (xii) other risks described from time to time in our filings with the SEC. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


FINANCIAL TABLES FOLLOW

                              EXPRESS SCRIPTS, INC.

                        Unaudited Statement of Operations
                      (in thousands, except per share data)


                                               3 Months Ended December 31,                Year Ended December 31,
                                           -------------------------------------    -------------------------------------
                                                2000                 1999                2000                 1999
                                           ----------------     ----------------    ----------------     ----------------
Revenues:
   Revenues                                $    1,921,499       $   1,305,772       $   6,776,441        $   4,285,104
   Other revenues                                      -                3,000              10,423                3,000
                                           ----------------     ----------------    ----------------     ----------------
                                               1,921,499            1,308,772           6,786,864            4,288,104
                                           ----------------     ----------------    ----------------     ----------------
Cost and expenses:
   Cost of revenues (1)                        1,784,515            1,174,282           6,247,192            3,826,905
   Selling, general and administrative(2)         85,981               87,096             339,460              294,194
   Non-recurring                                       -               20,821                   -               30,221
                                           ----------------     ----------------    ----------------     ----------------
                                               1,870,496            1,282,199           6,586,652            4,151,320
                                           ----------------     ----------------    ----------------     ----------------
Operating income                                  51,003               26,573             200,212              136,784
                                           ----------------     ----------------    ----------------     ----------------
Other income (expense):
   Gain on sale of assets                              -              182,930                   -              182,930
   Write-down of marketable securities            (9,707)                   -            (165,207)                   -
   Interest income                                 2,229                1,861               8,430                5,762
   Interest expense                               (9,658)             (14,764)            (47,903)(3)          (60,010)
                                           ----------------     ----------------    ----------------     ----------------
                                                 (17,136)             170,027            (204,680)             128,682
                                           ----------------     ----------------    ----------------     ----------------
Income (loss)  before income taxes                33,867              196,600              (4,468)             265,466
Provision for income taxes                        13,916               77,341               3,553              108,098
                                           ----------------     ----------------    ----------------     ----------------
Income (loss)before extraordinary item            19,951              119,259              (8,021)             157,368
Extraordinary loss on early
 retirement of debt, net of taxes                   (207)                   -              (1,105)              (7,150)
                                           ----------------     ----------------    ----------------     ----------------
Net income (loss)                            $    19,744          $   119,259         $    (9,126)         $   150,218
                                           ================     ================    ================     ================

Basic earnings (loss) per share:
Before extraordinary item                    $      0.52          $      3.10         $     (0.21)         $      4.36
Extraordinary loss on
 early retirement of debt                          (0.01)                   -               (0.03)               (0.20)
                                           ----------------     ----------------    ----------------     ----------------
Net income (loss)                            $      0.51          $      3.10         $     (0.24)         $      4.16
                                           ================     ================    ================     ================

Weighted average number of common
    shares outstanding during the
    period - basic                                38,443               38,532              38,196               36,095
                                           ================     ================    ================     ================

Diluted earnings (loss) per share:
Before extraordinary item                    $      0.51          $      3.03         $     (0.21)         $      4.25
Extraordinary loss on early retirement
 of debt                                           (0.01)                    -             (0.03)               (0.19)
                                           ----------------     ----------------    ----------------     ----------------
Net income (loss)                            $      0.50          $      3.03         $     (0.24)         $      4.06
                                           ================     ================    ================     ================
Weighted average number of common
    shares outstanding during the
    period - diluted                              39,502               39,403              38,196(5)            37,033
                                           ================     ================    ================     ================
EBITDA (4)                                   $    69,988          $    48,925         $   278,827          $   208,651
                                           ================     ================    ================     ================


SEE NOTES TO UNAUDITED STATEMENT OF OPERATIONS



                              EXPRESS SCRIPTS, INC.
                             Unaudited Balance Sheet
                                 (in thousands )

                                                           December 31,         December 31,
                                                              2000                 1999
                                                        -----------------     ----------------
Assets
Current assets
   Cash and cash equivalents                              $    53,204           $   132,630
   Receivables, net                                           802,790               783,086
   Inventories                                                110,053               113,248
   Other current assets                                        32,122                37,391
                                                        -----------------     ----------------
        Total current assets                                  998,169             1,066,355

Property and equipment, net                                   147,709                97,573
Investment in marketable securities                                 -               150,365
Goodwill, net                                                 967,017               982,496
Other intangible assets, net                                  157,094               183,420
Other assets                                                    6,655                 7,102
                                                        -----------------     ----------------

Total assets                                              $ 2,276,644           $ 2,487,311
                                                        =================     ================

Liabilities and Stockholders' Equity
Current liabilities
   Claims and rebates payable                             $   878,622           $   850,630
   Other current liabilities                                  237,322               249,728
                                                        -----------------     ----------------
        Total current liabilities                           1,115,944             1,100,358

Long-term debt                                                396,441               635,873
Other long-term liabilities                                    59,015                51,598
                                                        -----------------     ----------------
        Total liabilities                                   1,571,400             1,787,829

Total stockholders' equity                                    705,244               699,482
                                                        -----------------     ----------------

Total liabilities and stockholders' equity                $ 2,276,644           $ 2,487,311
                                                        =================     ================



                              EXPRESS SCRIPTS, INC.
                        Unaudited Statement of Cash Flows
                                 (in thousands)

                                                                                         Year Ended December 31,
                                                                                   -------------------------------------
                                                                                        2000                 1999
                                                                                   ----------------     ----------------

Cash flows from operating activities:
Net (loss) income                                                                    $     (9,126)        $     150,218
Adjustments to reconcile net  income to net cash provided
   by operating activities:
      Depreciation and amortization                                                        78,615                71,867
      Loss on write-down of marketable securities,
          net of taxes of $62,118                                                         103,089                     -
      Gain on sale of assets, net of cash paid                                                  -              (185,650)
      Other                                                                                73,332               177,624
                                                                                   ----------------     ----------------
Net cash provided by operating activities                                                 245,910               214,059
                                                                                   ----------------     ----------------

Cash flows from investing and financing activities:
   Proceeds from the sale of property and equipment                                         8,831                     -
   Purchases of property and equipment                                                    (80,218)              (36,958)
   Acquisition, net of cash acquired                                                            -              (722,618)
   Proceeds from long-term debt                                                                 -             1,290,950
   Repayment of long-term debt                                                           (240,069)           (1,015,000)
   Proceeds from issuance of common stock                                                      -               299,378
   Treasury stock acquired                                                                (30,247)                    -
   Other                                                                                   16,367               (19,770)
                                                                                   ----------------     ----------------
Net cash (used in) investing and financing activities                                    (325,336)             (204,018)
                                                                                   ----------------     ----------------
Net (decrease) increase in cash and cash equivalents                                      (79,426)               10,041

Cash and cash equivalents at beginning of period                                          132,630               122,589
                                                                                   ----------------     ----------------

Cash and cash equivalents at end of period                                           $     53,204         $     132,630
                                                                                   ================     ================


                              EXPRESS SCRIPTS, INC.

                                      Notes
                                 (in thousands)

Unaudited Statement of Operations

     (1) Includes depreciation and amortization expense of $3,450, $2,675, $11,204, and $9,216, respectively.

     (2) Includes depreciation and amortization expense of $15,535, $19,677, $67,411, and $62,651, respectively.

     (3) Includes the $1,500 pre-tax gain on the restructuring of interest rate swaps associated with the early retirement of debt.

     (4) EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income as a measure of operating performance or an alternative to cash flow as a measure of liquidity. In addition, our definition of EBITDA may not be comparable to that reported by other companies.

     (5) Basic weighted average shares were used to calculate 2000 diluted earnings per share as the actual diluted weighted average shares (39,033 for the year 2000) cause diluted earnings per share to be anti-dilutive.